Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

(1)
Registration Statement (Form S-8 No. 333-256185) pertaining to the 2019 Equity Incentive Plan and 2021 Employee Stock Purchase Plan of Landos Biopharma, Inc.,

(2)
Registration Statement (Form S-8 No. 333-263832) pertaining to the 2019 Equity Incentive Plan, 2021 Employee Stock Purchase Plan, and 2022 Inducement Plan, and

(3)
Registration Statement (Form S-3 No. 333-263836) of Landos Biopharma, Inc.;

of our report dated March 23, 2023, with respect to the consolidated financial statements of Landos Biopharma, Inc. included in this Annual Report (Form 10-K) for the year ended December 31, 2022.

/s/ Ernst & Young LLP

Raleigh, NC

March 23, 2023